                                                                      EXHIBIT 12



RATIO OF EARNINGS TO FIXED CHARGES
Union Pacific Railroad Company and Consolidated Subsidiary and Affiliate
Companies


Millions of Dollars, Except for Ratio                  2001        2000       1999      1998 [a]      1997
                                                     --------    --------   --------    --------    --------
Earnings from continuing operations ..............   $  1,058    $    926   $    854    $     27    $    620
Undistributed equity earnings ....................        (48)         24        (45)        (44)        (37)
                                                     --------    --------   --------    --------    --------
   Total .........................................      1,010         950        809         (17)        583
                                                     --------    --------   --------    --------    --------
Income taxes .....................................        613         511        465         (11)        332
                                                     --------    --------   --------    --------    --------
Fixed charges:
   Interest expense including
     amortization of debt discount ...............        584         592        618         603         473
   Portion of rentals representing an interest
     factor ......................................         42         169        181         175         158
                                                     --------    --------   --------    --------    --------
   Total .........................................        626         761        799         778         631
                                                     --------    --------   --------    --------    --------
Earnings available for fixed charges .............   $  2,249    $  2,222   $  2,073    $    750    $  1,546
                                                     --------    --------   --------    --------    --------
Fixed charges as above ...........................   $    626    $    761   $    799    $    778    $    631
                                                     --------    --------   --------    --------    --------
Ratio of earnings to fixed charges ...............        3.6         2.9        2.6         1.0         2.4
                                                     --------    --------   --------    --------    --------


[a]      1998 earnings were inadequate to cover fixed charges by $28 million.